UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 5, 2011

The Hillman Companies, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-13293	23-2874736
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

Registrant’s telephone number, including area code: (513) 851-4900

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective October 5, 2011, James P. Waters, the Chief Financial Officer and Secretary of The Hillman Companies, Inc. (“Hillman” or the “Company”) was appointed as Executive Vice President and Chief Operating Officer. Mr. Waters joined Hillman in September 1999 as Chief Financial Officer, and has served in that capacity through a period of extensive growth at the Company.

Effective October 5, 2011, Anthony A. Vasconcellos was appointed as Chief Financial Officer and Secretary of the Company. Mr. Vasconcellos, age 46, is a seasoned business executive with broad financial management experience across various industries. This includes experience in international expansion, mergers and acquisitions and capital raising, all as part of strong customer service oriented management teams. Prior to joining Hillman, Mr. Vasconcellos was a consultant with Vasco Company, a finance and operations strategic consulting firm, where he advised Union Springs Pharmaceuticals LLC from August 2010 through January 2011 on a range of financial and operational matters, including recapitalization and long-term supply contracts. From 1998 to 2010, Mr. Vasconcellos served as Chief Financial Officer, and from 2005 also as Executive Vice President, of Townsquare Media, Inc. (formerly known as Regent Communications, Inc.), a radio broadcasting company that was publicly held until April 2010. Mr. Vasconcellos held a number of financial management positions for the optical retailer Lenscrafters Inc. from 1991 to 1998 and was with Coopers & Lybrand LLP from 1987 to 1991. Mr. Vasconcellos holds a B.S. degree in Accountancy from Miami University and is a certified public accountant.

The biographical information of Mr. Waters and each of the executive officers of the Company, except as discussed above, is included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, filed on March 31, 2011 (the “Form 10-K”) and incorporated by reference into this Item 5.02.

Employment Agreement with James Waters

In connection with Mr. Waters’ new positions, the Company and Mr. Waters have not entered into any new material agreements or amendments to Mr. Waters’ amended and restated employment agreement, dated December 21, 2008, and executive letter agreement, dated April 21, 2010, each of which is filed as an exhibit to the Form 10-K.

Employment Agreement with Anthony Vasconcellos

Mr. Vasconcellos entered into an employment agreement with the Company as of October 11, 2011 and effective as of October 5, 2011. The employment agreement is for an initial period of three years beginning October 5, 2011, with year-to-year automatic renewal after the initial term, unless the employment agreement is terminated earlier or not renewed. The agreement provides for an initial annual base salary of $275,000 and annual cash bonus target of 40% of base salary and maximum of 80% of base salary under the Company’s performance-based bonus plan. For the period ending December 31, 2011, Mr. Vasconcellos’ bonus will be $25,000. After six months of employment, Mr. Vasconcellos will receive stock options to purchase 2,300 shares of common stock of the Company’s parent company, OHCP HM Acquisition Corp., at an exercise price equal to the fair market value of such stock on the date of grant.

The employment agreement provides severance generally consistent with that of the Company’s other executive officers: in the event Mr. Vasconcellos’ employment is terminated without “cause” (which includes non-renewal by the Company) or if he resigns with “good reason” (each as defined in the agreement), Mr. Vasconcellos would receive one year of continued base salary, a prorated bonus for the year of termination plus a special termination bonus payment equal to the greater of his 3-year average bonus or the prior year’s bonus amount, for termination within the initial term, and thereafter equal to 50% of that amount. In addition, Mr. Vasconcellos would be entitled to health insurance coverage for twelve months at the Company’s expense, and, if permitted by the Company’s insurers, continued participation in the Company’s group life and disability insurance plans for six months at the Company’s expense. In the event Mr. Vasconcellos’ employment is terminated without cause or he resigns with good reason within 90 days following a Change in Control, the annual base salary severance payment is payable in a lump sum.

The employment agreement includes restrictive covenants, including one-year non-competition and two-year non-solicitation of employees and customers.

The foregoing description is qualified in its entirety by reference to Mr. Vasconcellos’ employment agreement, a copy of which will be filed as an exhibit to the Company’s next quarterly report on Form 10-Q.

Certain Relationships and Related Transactions

The information set forth under Item 13 of the Form 10-K is incorporated by reference into this Item 5.02.

On October 11, 2011, the Company issued a press release relating to Messrs. Waters’ and Vasconcellos’ new appointments. A copy of such press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

Item 8.01	Other Events.

Richard Hillman, President, announced his plans to reduce his day-to-day management involvement in the Company as of October 5, 2011. He will continue his focus on the strong customer relationships he has developed over the years and will also work on new business development and special projects.

Max (Mick) Hillman, Jr., Chief Executive Officer, will assume direct responsibility for the sales and marketing executive groups that currently report to Richard Hillman. A press release relating to the reduction in management involvement by Richard Hillman is furnished as Exhibit 99.1 hereto.

Item 9.01	Financial Statements and Exhibits.

(a) Not Applicable.

(b) Not Applicable.

(c) Not Applicable.

(d) Exhibits.

Exhibit Number	Description of Exhibit

99.1	Press Release dated October 11, 2011.

99.2	Annual Report on Form 10-K for the year ended December 31, 2010 (File No. 001-13293) filed on March 31, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 11, 2011	THE HILLMAN COMPANIES, INC.

/s/ JAMES P. WATERS
James P. Waters
Executive Vice President and Chief Operating Officer

5